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EXHIBIT 10.37

October 26, 2000

Mr. Howard Weizmann
1524 Gordon Cove Drive
Annapolis, MD 21403

Dear Howard:

On the behalf of Digex Incorporated, I am pleased to offer you the position of Vice President of Human Resources, reporting to Mark Shull, Chief Executive Officer.

COMPENSATION

Your annual base salary will be $200,000 (based on 52 weeks of service). Salaries are reviewed annually, and increases are granted based on individual performance during the year and in accordance with Company policy.

You will be eligible to participate in Digex's Executive Management Incentive Compensation Plan. In this position, you will be eligible for a bonus of 50% of your base salary. At 100% of objective achievement your total potential cash compensation is $300,000.

The incentive will be prorated on the base pay received during the current fiscal calendar year. This incentive opportunity and is contingent upon the achievement of corporate and individual objectives as determined by your departmental management.

To facilitate your transition to Digex, our offer also includes a one time Sign-on Bonus of $75,000. This bonus will be paid to you shortly after your start date. The Sign-on Bonus creates a debt to Digex, Inc. which will be forgiven over a 12 month period commencing on your date of hire. Voluntary separation prior to the completion of these 12 months will create a debt to the Company for the signing bonus expenses incurred that exceed the forgiven amount.

STOCKS

This offer includes a stock option grant covering an aggregate of 100,000 shares of Digex common stock contingent upon approval by the Compensation Committee of the Board of Directors. You will be granted 80,000 shares at an exercised price equal to the market price of Digex Inc. common stock on the date that the grant is approved and 20,000 options at $30 under market.

Vesting of the award will begin with the approval of the grant and will continue over a four-year period. 25% of the shares covered by the option will vest one year following the date of grant. The balance of the shares will vest in equal quarterly installments over the next three years so long as you continue to be employed by Digex.



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HOWARD WEIZMANN
Page 2
October 26, 2000

The Board of Directors will provide details in your Grant Agreement upon approval. The option will be issued pursuant to the Company's long-term Incentive Plan and will be subject to all the terms and conditions of that plan.

SEVERANCE

Upon termination for reason other than "cause", you will be entitled to receive the equivalent amount of your base pay and medical and dental benefits for a 12-month period. Cause shall be defined as your (i) willful and continued failure to substantially perform duties reasonably assigned consistent with your position as Vice President of Human Resources (other than any failures resulting from physical or mental illness or death); (ii) continuing failure to perform or discharge the duties of Vice President of Human Resources assigned to you by the Chief Executive Officer, if such failure to perform or discharge your duties continues for a period of thirty
(30) days after written notice to you detailing such failure; or (iii) conviction of a felony that adversely affects the business and/or reputation of Digex. It is understood that this definition of Cause shall be applicable to any "change of control" provisions as contained in the Stock Option Agreement.

BENEFITS

As an employee of Digex you will be entitled to all employee benefits: Medical insurance, medical and prescription drug card, dental insurance, short and long-term disability, life insurance, 401(k) plan, educational reimbursement, holidays, sick leave, vacation time, military leave, bereavement leave, voting time off and jury duty leave. Your medical benefits will be effective the first day of the month following your start of employment. An outline of these benefits is attached. Should you have any benefit questions, please contact Ms. Marilyn Garner, Senior Human Resources Generalist, 240-264-2391

HEALTHCARE

Digex Management will work with you to seek approval for a retiree health plan. If the plan is approved then, upon separation from service after age 55 or if terminated for any reason other than cause as defined herein, you will be entitled to continue in the company's medical plan at your own cost, unless otherwise covered under (i) a medical plan adopted by Digex which supersedes this coverage, or (ii) under another company's medical plan as a retiree.

VACATION

You are eligible to accrue one month of vacation per year.

This offer is contingent on the following:

- Your acknowledgement and execution of our "Employee Agreement Regarding Intellectual Property and Proprietary Information", which will be reviewed and authorized by you and a company representative.

- Proof that you are legally authorized to work in the United States per Immigration Reform Act of 1986 (see attachment A).

-    Completion of the enclosed employment application.

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HOWARD WEIZMANN
Page 3
October 26, 2000

As you know, in the ordinary course of business, pay and benefits plans evolve as laws, employee, and / or business need change. If, in the future, it becomes necessary to change any of the benefit or compensation plans currently in effect, these changes will apply to you as they do to other eligible employees. Furthermore, while this letter is our commitment to employ you in the previously mentioned position, it does not constitute a contract for a specific length of employment.

Kindly acknowledge your acceptance of this offer by signing and dating the enclosed copy of this letter and returning it to me by October 27, 2000. If we do not receive your acceptance of this offer by the close of business on the above date, this offer will be withdrawn without further liability of either party to the other.

If you have any questions or need additional information, please feel free to call me at (240) 264-4712 or fax at (240) 264-2666. I am looking forward to your joining the Digex Executive Management Team and feel it will be a mutually beneficial relationship. I wish you success in the continuation of your career with Digex.

Sincerely yours,

/s/ DAVID GAY for Mark Shull

Mark Shull
Chief Executive Officer


cc:      D. Ruberg
         D. Gay


Encl.

/s/ HOWARD WEIZMANN                     10/27/00                 11/20/00
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Accepted: Howard Weizmann              Date:                    Start Date: